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                                                                      Exhibit 21

                  SUBSIDIARIES OF RANDALL'S FOOD MARKETS, INC.


NAME OF SUBSIDIARY                              JURISDICTION OF INCORPORATION


Randall's Food & Drugs, Inc.                    Delaware

Randall's Properties, Inc.                      Delaware

Gooch Packaging Company, Inc.                   Texas

American Community Stores                       Texas
Corporation